GUESS?, INC.	NEWS RELEASE

Contact:	Carlos Alberini President & Chief Operating Officer (213) 765-3582
Dennis Secor SVP & Chief Financial Officer (213) 765-3289
Joseph Teklits Integrated Corporate Relations (203) 682-8258

KAY ISAACSON-LEIBOWITZ APPOINTED TO GUESS?, INC. BOARD OF DIRECTORS

LOS ANGELES, CA, July 20, 2006—Guess?, Inc. (NYSE:GES) today announced that its Board of Directors has appointed Kay Isaacson-Leibowitz to its Board, increasing the number of directors to eight and bringing the total number of independent directors to five. Ms. Isaacson-Leibowitz will also serve on the Compensation Committee of the Board.

Ms. Isaacson-Leibowitz brings to the Board significant experience in merchandising, marketing, product development and general and strategic management. Most recently, she served as Executive Vice President of Merchandising for Victoria’s Secret Stores during a period in which sales volume more than doubled and gross margin increased significantly. Prior to joining Victoria’s Secret, Ms. Isaacson-Leibowitz served in various executive positions with department store chains and specialty retailers, including acting President and Senior Vice President of Merchandising for Banana Republic, a division of The Gap, Inc., and President of Accessory Lady, a division of The Melville Corporation.

“We are delighted that Kay has joined our Board,” said Maurice Marciano, Co-Chairman and Co-CEO. “Her wealth of experience in merchandising, marketing and product development in women’s apparel and accessories will make her a great addition to our Board.”

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, accessories and related consumer products. At July 1, 2006 the Company owned and operated 320 retail stores in the United States and Canada. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.